ADVANCED DITIGAL INFORMATION CORP

ADIC-ROCKSOFT EMPLOYEE RETENTION POOL SHARE PLAN

PLAN RULES

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION	1
2.	PURPOSE OF THE PLAN	4
3.	OPERATION OF THE PLAN	4
4.	CUSTODIAN	4
5.	HOW THE PLAN WORKS	4
6.	SHARES AND ACCRETIONS	5
7.	TERMINATION OR SUSPENSION OF THE PLAN	5
8.	CONNECTION WITH OTHER SCHEMES	6
9.	RELATIONSHIP OF THE COMPANY, ROCKSOFT AND PARTICIPANTS	6
10.	LIABILITY	6
11.	ADMINISTRATION OF THE PLAN	6
12.	LISTING RULES AND OTHER LAWS	7
13.	NOTICES	7
14.	GOVERNING LAW	8

ADVANCED DITIGAL INFORMATION CORP
("COMPANY")

ADIC-ROCKSOFT EMPLOYEE RETENTION POOL SHARE PLAN

PLAN RULES

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In these Rules, unless something else is clearly intended:

"Accretion" means any accretion, dividend, distribution, entitlement, benefit or right of whatever kind whether cash or otherwise which is issued, declared, paid, made, arises or accrues directly or indirectly to, or in respect of, a Share, including any such entitlement relating to a subdivision, consolidation or other reconstruction, Entitlements Offer or distribution from any reserve of the Company and any reduction of capital.

"AUD" means Australian dollars.

"Board" means the board of directors of the Company or a committee appointed by the Board.

"Bonus Shares" means the shares in respect of the Plan Shares issued as part of a bonus issue to security holders of the Company.

"Custodian" means the custodian appointed from time to time by the Company in accordance with Rule 4 to hold the Plan Shares in accordance with these Rules.

"Corporations Act" means the Corporations Act 2001 (Commonwealth of Australia).

"Effective Date" has the meaning set out in the Implementation Deed.

"Employee" means a person who is a permanent full-time or permanent part-time employee of the Company or Rocksoft.

"Entitlements Offer" means an offer made by the Company to subscribe for, or otherwise acquire, issued or unissued securities, whether of the Company or any other body.

"Event" means:

(a) a takeover bid or proposal for control of the Company is made to the holders of Shares which is recommended for acceptance by the Board and is free from all conditions;

(b) pursuant to an application made to the Court, the Court orders a meeting to be held in relation to a proposed compromise or arrangement for the purpose of, or in connection with, a scheme for the reconstruction of the Company or its amalgamation with any other company;

(c)	the Company passes a resolution for voluntary winding up;

(d)	an order is made for the compulsory winding up of the Company; or

(e)	a determination by the Board that there are circumstances which have occurred, or are likely to occur, which will result in significant changes to the structure or control of the Company which may adversely affect the rights or value of benefits to Participants under the Plan.

"Implementation Agreement" means the Implementation Agreement between Rocksoft and the Company dated March 14, 2006, as amended.

"Listing Rules" means the listing rules of NASDAQ and any other rules of NASDAQ which are applicable while the Company is admitted to the official list of NASDAQ, each as amended or replaced from time to time, except to the extent of any express written waiver by NASDAQ.

"Plan Expenses" means all expenses, outgoings, costs and charges incurred in establishing and operating the Plan and includes any amount of income or other tax payable by the Company in relation to the Plan.

"Retention Amount" means the AUD equivalent of USD $2,000,000, using the AUD/USD exchange rate as published by the Reserve Bank of Australia as at the date of the Implementation Agreement.

"Plan Shares" means:

(a)	Shares held by the Custodian under the Plan, being shares which rank equally for all purposes with the Shares; and

(b)	Shares which are deemed to be Plan Shares by virtue of Rule 6.

"Proportional Plan Shares" means the proportion of Plan Shares, as set out in the Schedule and as amended from time to time pursuant to Rule 5.2, which a Participant may receive pursuant to these Rules.

"Rocksoft" means Rocksoft Limited (ABN 47 008 280 153).

"Participants" means the participants of the Plan, being the persons listed in the Schedule.

"Plan" means the ADIC-Rocksoft Employee Retention Pool Share Plan constituted by these Rules.

"Rules" means these rules of the Plan, as amended from time to time.

"Shares" means fully paid shares of common stock of the Company.[1]

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1 In connection with the consummation of the merger of ADIC and Quantum Corporation on August 22, 2006, "Shares" was revised to mean shares of common stock of Quantum Corporation.

"Transfer Date" means the earliest of the date that:

	(a)	is 3 years after the Effective Date; and

	(b)	the occurrence of an Event.

"USD" means United States dollars.

1.2	Interpretation

In these Rules, unless something else is clearly intended:

	(a)	a reference to these Rules is a reference to these Rules as amended, varied, novated, supplemented or replaced from time to time;

	(b)	a reference to any legislation or any provision of any legislation includes:

(i) all regulations, orders or instruments issued under the legislation or provision; and

(ii) any modification, consolidation, amendment, re-enactment, replacement or codification of such legislation or provision;

	(c)	words or expressions:

(i) importing the singular include the plural and vice versa;

(ii) importing a gender include the other genders;

(iii) denoting persons include corporations, firms, unincorporated bodies, authorities and instrumentalities;

	(d)	a reference to a party to these Rules includes that party's executors, administrators, successors and permitted assigns;

	(e)	where a word or phrase is defined or given meaning, any other part of speech or grammatical form has a corresponding meaning;

	(f)	a reference to a Rule number or Schedule is a reference to a Rule or Schedule in these Rules;

	(g)	the Schedules to these Rules form part of these Rules and have effect as if set out in full in these Rules;

	(h)	any heading or table of contents is for convenience only and does not affect the interpretation of these Rules;

	(i)	where an act would be required to be done, or a time limit or period would expire, on a day which is not a business day, the act may be done, or the limit or period will expire, on the following business day;

	(j)	a reference to any thing (including to any right) includes a part of that thing;

(k)	a right includes any remedy, privilege, authority or power;

(l)	where a consent or approval is required under these Rules, the requirement will, unless something else is clearly intended, mean the prior written consent or approval; and

(m)	wherever used in these Rules, the expressions "including", "such as" and similar expressions shall not imply any limitation.

2.	PURPOSE OF THE PLAN

The Plan provides Participants with an opportunity to receive Shares.

3.	OPERATION OF THE PLAN

3.1	The Plan commences on the Effective Date.

3.2	The Plan must be operated in accordance with these Rules which bind the Company and each Participant.

3.3	The Company must pay all Plan Expenses.

4.	CUSTODIAN

4.1	The Company shall appoint from time to time a person willing to act as the Custodian to hold the Plan Shares in accordance with these Rules.

4.2	The Company must enter into an agreement with the Custodian relating to the Custodian's appointment under these Rules.

4.3	Subject to the agreement between the Company and the Custodian, the Company may replace the Custodian with another Custodian from time to time.

5.	HOW THE PLAN WORKS

5.1	Application of Retention Amount

On the Effective Date, the Company must pay the Retention Amount to the Custodian and cause the Custodian to apply the Retention Amount to acquire:

(a) Shares in the ordinary course of trading on the market conducted by NASDAQ; and/or

(b) new Shares issued by the Company.

5.2	Cessation of Employment

If a Participant ceases to be an Employee prior to the Transfer Date, the Company will adjust the Proportional Plan Shares accordingly.

5.3	Transfer of Plan Shares

(a) The Company will arrange for the transfer of the Proportional Plan Shares from the Custodian to a Participant on the Transfer Date only if the Participant:

(i) has been an Employee at all times between and including the Effective Date and the Transfer Date;

(ii) has not tendered their resignation as an Employee before or on the Transfer Date.

(b) For the avoidance of doubt, a Participant has no entitlement to the Proportional Plan Shares until the Transfer Date and unless the Participant is entitled to receive the Proportional Plan Shares under Rule 5.3(a).

5.4	Disclosure Document

Should the issue or transfer of the Plan Shares to the Participant require the preparation of a disclosure document under the Corporations Act, the Company will, in lieu of the issue or transfer of the Plan Shares to the Participant, arrange for the payment to the Participant of cash equivalent (in USD) to the value of the Proportional Plan Shares that the Participant is entitled to on the Transfer Date.

6.	SHARES AND ACCRETIONS

6.1	Bonus Shares and any other Shares which accrue on Plan Shares must be held by the Custodian under these Rules and such Shares will be deemed to be Plan Shares for the purposes of the Plan.

6.2	If an Accretion arises in respect of Plan Shares, other than Shares, the Custodian must realise that Accretion and use the funds to acquire further Shares, which will be deemed to be Plan Shares for the purposes of the Plan.

7.	TERMINATION OR SUSPENSION OF THE PLAN

7.1	The Company must terminate or suspend the Plan if the law or any regulatory authority requires that it do so.

7.2	The Plan must be immediately terminated if an order is made or an effective resolution is passed for the winding up of the Company, other than for the purpose of amalgamation or reconstruction.

8.	CONNECTION WITH OTHER SCHEMES

8.1	The Company is not restricted to using the Plan as the only method of providing incentive rewards to Employees and may approve and introduce other incentive schemes.

8.2	Participation in the Plan does not affect participation in any other incentive or other scheme of the Company unless these Rules or that scheme provide otherwise.

9.	RELATIONSHIP OF THE COMPANY, ROCKSOFT AND PARTICIPANTS

9.1	Except as expressly provided in these Rules, nothing in these Rules:

(a) confers on any Participant the right to continue as an Employee;

(b) confers on any Participant the right to receive Plan Shares;

(c) affects any rights which the Company or Rocksoft may have to terminate the employment of a Participant; or

(d) may be used to increase damages in any action brought against the Company or Rocksoft in respect of such termination of employment.

9.2	The Participants will not have any control over the operation of the Plan irrespective of any rights they may have under these Rules.

10.	LIABILITY

The Company, Rocksoft and their respective directors and officers are not liable for anything done or omitted to be done by any person with respect to anything done in connection with the Plan, except for the dishonesty or fraud of such person.

11.	ADMINISTRATION OF THE PLAN

11.1	The Plan will be administered by the Company in accordance with these Rules.

11.2	The Company may make regulations for operating and administrating the Plan which are consistent with these Rules and may delegate necessary functions to an appropriate service provider capable of performing those functions and implementing those regulations.

11.3	Except as expressly provided in these Rules, where these Rules provide for a determination, interpretation, decision, approval or opinion of the Company, such determination, interpretation, decision, approval or opinion will be in its absolute discretion and final.

11.4	Subject to the law, any power or discretion which is conferred on the Company by these Rules may be exercised in the interests, or for the benefit, of the Company, and the Company is not, in exercising such power or discretion, under any fiduciary or other obligation to any other person.

11.5	The Company may delegate such functions and powers as it considers appropriate, for the efficient administration of the Plan, to a committee.

11.6	The Company may take and rely upon independent professional or expert advice in, or in relation to, the exercise of any of its powers or discretions under these Rules.

11.7	The Company may each require a Participant to complete and return such other documents:

(a) as may be required by law to be completed by the Participant; or

(b) which the Company considers should, for legal or regulatory or taxation reasons, be completed by the Participant.

12.	LISTING RULES AND OTHER LAWS

12.1	These Rules and the Participants' entitlements under the Plan are subject to the Listing Rules and any other applicable laws.

12.2	Notwithstanding any other Rule, every provision that is required to be included in these Rules in order for these Rules to comply with the Listing Rules or any other applicable law is deemed to be contained in these Rules.

12.3	To the extent that any provision deemed by Rule 12.2 to be contained in these Rules is inconsistent with any other Rule, the deemed provision will prevail.

13.	NOTICES

13.1	A notice will be deemed to be duly given:

(a) on the day of delivery by hand or email;

(b) 2 days after the date of posting by prepaid registered post (or 7 days if sent to an address outside Australia); or

(c) if sent by facsimile, when the answer back or message confirmation is received,

as the case may be.

13.2	This Rule 13 is in addition to any other mode of service permitted by law.

13.3	A notice or direction given under these Rules is validly given to a Participant if it is handed to the person or posted by ordinary prepaid post to the person's address specified in the Offer to that person.

13.4	A notice or direction given under these Rules to the Company is validly given if it is delivered by hand or email, posted by ordinary prepaid post or faxed to the address set out below:

Advanced Digital Information Corp.
Street Address: 11431 Willows Road NE Redmond, WA 98052

Mailing Address: P.O. Box 97057 Redmond, WA 98073-9757

Facsimile: 1-425-895-3370

Attention: Mr Yukio Morikubo

or such other address as the Company may notify.

14.	GOVERNING LAW

14.1	These Rules must be governed by and construed in accordance with the laws applicable in South Australia.

14.2	The parties bound by these Rules irrevocably submit to the non-exclusive jurisdiction of the courts of South Australia.

SCHEDULE

PARTICIPANTS

Name and address of Participant	Proportional Plan Shares (%)